EXHIBIT 11.2
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
                          Caribiner International, Inc.
              Computation of Pro Forma Net Income Per Common Share
                       For the Three Months Ended March 31



                                                                        1996          1995
                                                                    -----------   -----------
Weighted average common stock outstanding during the period (1)       3,189,587     2,588,689
Conversion of Convertible Note into shares of Series A Preferred stock and the subsequent conversion of such shares into shares
    of common stock                                                   2,055,000     2,055,000
Conversion of all outstanding shares of Series A Preferred stock
    and Series B Preferred stock into shares of common stock          1,541,250     1,541,250
Exercise of warrants                                                    534,505       534,505
Effect of exercise of warrants computed in accordance with the
    treasury stock method                                               (99,441)      (99,441)
                                                                    -----------   -----------

Total weighted average common stock outstanding during the period     7,220,901     6,620,003
                                                                    ===========   ===========

Income before taxes                                                 $   803,120   $   107,966
Plus: reduction in interest expense from the conversion of the
    Convertible Note                                                    427,539       458,055
                                                                    -----------   -----------

Pro forma income before taxes                                         1,230,659       566,021

Pro forma income tax expense                                           (418,214)      (47,984)
                                                                    -----------   -----------

Pro forma net income                                                $   812,214   $   518,037
                                                                    ===========   ===========

Pro forma net income per common share                               $      0.11   $      0.08
                                                                    ===========   ===========
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(1) Pursuant to the Securities and Exchange Commission Staff Accounting Bulletin
No. 83, common stock and common stock equivalents issued at prices below the assumed initial public offering price per share during the twelve month period immediately preceding the initial filing date of the Company's Registration
Statement for its public offering have been included as outstanding for all periods presented prior to the initial public offering.


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